Exhibit 5.3

Suite 800 701 West Eighth Avenue Anchorage, AK 99501-3468 907-257-5300 tel 907-257-5399 fax

October 12, 2012

Bristow Group, Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Ladies and Gentlemen:

We have acted as special counsel to Bristow Alaska Inc., an Alaska corporation formerly known as Air Logistics of Alaska, Incorporated (the “Company”), in connection with the issuance by Bristow Group Inc., a Delaware corporation (“Bristow Group”), and certain subsidiaries of Bristow Group of registered debt securities (the “Offering”) guaranteed by certain subsidiaries (the “Notes Guaranties”), under that certain Indenture dated June 17, 2008, as supplemented by that certain First Supplemental Indenture dated June 17, 2008, among itself, the Company and the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, on the date hereof. The Company and the Guarantors have filed with the Commission a registration statement on Form S-3 (No. 333-183816), including a related prospectus or prospectuses (the “Registration Statement”), covering the registration of the Securities under the Act.

In connection with this opinion letter, we have examined the Articles of Incorporation of Air Logistics of Alaska, Incorporated, dated November 26, 1974, as amended by the Articles of Amendment to Articles of Incorporation of Air Logistics of Alaska, Incorporated, dated February 8, 2010 (changing the name of the corporation to Bristow Alaska Inc.), the Bylaws of Air Logistics of Alaska, Incorporated, dated January 2, 1975, Resolutions of the Board of Directors of Bristow Alaska Inc., dated September 24, 2012, the Indenture of Bristow Group, as Issuer, Potential Subsidiary Guarantors named therein, and U.S. Bank National Association as Trustee, dated as of June 17, 2008, the Form of Subordinated Indenture of Bristow Group, Inc., as Issuer, Potential Subsidiary Guarantors, and U.S. Bank National Association as Trustee, the Bristow Group Inc. Underwriting Agreement dated September 27, 2012 (the “Underwriting Agreement), Prospectus Supplement to Prospectus dated September 10, 2010 (the “Prospectus”) and the Registration Statement.

In rendering the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

Bristow Group, Inc.

September 12, 2012

(iii) The conformity to authentic originals of any documents submitted to us as copies.

(iv) As to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Registration Statement and representations and statements made in certificates of public officials and officers of the Company.

(v) That the guarantee by the Company of Bristow Group’s debt securities registered under the Registration Statement (the “Guarantee”), as issued and delivered, will comply with all restrictions, if any, applicable to the Company whether imposed by any agreement or instrument to which the Company is a party or by which it is bound or any court or other governmental or regulatory body having jurisdiction over the Company or otherwise.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

1. The Company is a corporation formed under Alaska law and is validly existing and in good standing under the laws of the State of Alaska.

2. The Company has the power to execute, deliver and perform, and has taken all corporate action necessary to authorize the execution, delivery and performance of, its obligations under the Notes Guarantees.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) Our opinions are limited to the Alaska Corporations Code, Alaska Stat. 10.06.005 et. seq.

(b) With respect to our opinion in paragraph 1, we have relied exclusively upon the existence and good standing certificate of the Alaska Department of Commerce dated October 11, 2012.

This opinion letter is rendered to you in connection with the transactions contemplated by the Registration Statement. We consent to the filing of this opinion with the Commission in connection with the filing of the Prospectus. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Underwriting Agreement, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed

Bristow Group, Inc.

September 12, 2012

herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

Very truly yours,

/s/ Davis Wright Tremaine LLP